Exhibit 10.4

SUMMARY OF EXECUTIVE BONUSES

On March 1, 2006, the Compensation Committee approved bonuses for Thomas W. Kitchin, Chief Executive Officer and Chairman of the Board of Directors, and Craig R. Kitchin, President and Chief Financial Officer. The Compensation Committee also ratified the allocation to the officers of bonuses in the amount recommended by Thomas W. Kitchin from a bonus pool previously approved at the November 17, 2005 meeting of the Compensation Committee. All bonuses were awarded on March 15, 2006 in recognition for work performed and goals accomplished during 2005.

The amounts of the bonuses awarded to executive officers listed below were:

Executive Officer	Cash Bonus Amount
Thomas W. Kitchin, Chief Executive Officer and Chairman of the Board of Directors	$220,350
Craig R. Kitchin, President and Chief Financial Officer	$90,000
Steven A. Curlee, Vice President – Legal and General Counsel	$50,000
D. Anthony Maness, Vice President - Operations of Kitchin Hospitality	$60,000
W. David Vining, Vice President – Marketing of Kitchin Hospitality	$45,000